Exhibit 34.2
Report of Independent Registered Public Accounting Firm
We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance With Applicable Servicing Criteria, as Master Servicer, that KeyBank National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for student loans securitized in 2006 (the “Platform”), except for the instances of material noncompliance described therein, as of and for the period December 7, 2006 through December 31, 2006, and except for criteria 1122 (d)(1)(iii), 1122 (d)(2)(ii), 1122 (d)(2)(iii), 1122 (d)(2)(iv), 1122 (d)(2)(i), 1122 (d)(3)(ii), 1122 (d)(3)(iii), 1122 (d)(3)(iv), 1122 (d)(4)(i), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiii) and 1122 (d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the Platform covered by this report. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with Sections 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(vi) and 1122(d)(4)(ix) of Regulation AB, there were no servicing activities performed by the Company during the period December 7, 2006 through December 31, 2006 that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(4)(viii) applicable to the Company’s Platform covered by this report during the period December 7, 2006 through December 31, 2006. Servicing criteria 1122(d)(4)(viii) — Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
The information in the Report on Assessment of Compliance with Applicable Servicing Criteria in Item 2 of Appendix B (i.e., remediation procedures) is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management’s assertion as described above, and accordingly, we express no opinion on it.
In our opinion, except for the material noncompliance described in the third paragraph, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the period December 7, 2006 through December 31, 2006 for the student loan Platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP
Cleveland, Ohio
March 27, 2007